                                  PRESS RELEASE




                          JAY JACOBS, INC. ANNOUNCEMENT

FOR IMMEDIATE RELEASE                      FOR MORE INFORMATION CONTACT:
September 3, 1999                          CFO, William L. Lawrence, Jr.
                                           (206) 622-5400 (Ext. 217)
                                            Bankruptcy Counsel (206) 467-8429


         September 3, 1999 - SEATTLE, WA. Jay Jacobs, Inc. (OTC: JAYJ), the Seattle-based specialty apparel chain retailer for men and women, announced today it has filed (along with its subsidiary, J.J. Distribution Company) a voluntary petition under Chapter 11 of the United States Bankruptcy Code (United States Bankruptcy Court for the Western District of Washington at Seattle, the Honorable Thomas T. Glover, Case No. 99-10130) to conduct an orderly liquidation of its assets. In connection with the filing, the Company has sought authority to conduct a storewide inventory liquidation, following which it currently is contemplated that the leases for its 114 stores in 22 states will either be rejected or assigned and store employees will be laid off.

         To assist the Company with the liquidation process, the Company has negotiated financing with its principal, prepetition lender, FINOVA Capital Corporation, to fund aspects of the orderly liquidation. The liquidation will be overseen by William L. Lawrence, Jr., the Company's Chief Financial Officer, in conjunction with a core liquidation team of corporate office employees. "The decision to shut down our business was extremely difficult to make. The layoffs of employees are a regrettable outcome of these events. We so hoped to keep everyone gainfully employed. Until the very end, we were actively working with various investors to achieve a successful reorganization. Unfortunately, a deal could not be put together given the time constraints involved, the significant financial pressures, and the situation with our lender. As a result, a Chapter 11 filing became the only viable option," Lawrence said.

         Faced with this recognition, on Friday, August 27, 1999, the Company laid off 54 employees at its corporate headquarters and distribution center. The Company has also requested that the Bankruptcy Court enter an order rejecting the Company's employment agreement with Rex Loren Steffey, President and Chief Executive Officer, whose services will not be required in a liquidation scenario.

         "It is sad to see the apparent end of this longstanding Seattle institution. The Company worked very hard to negotiate a transaction with a new investor, but a Chapter 11 filing ultimately was required due to lack of funds and the lender's unwillingness to continue to fund operations. Faced with this unfortunate situation, the Company will make every effort to shut down its operations in a dignified and efficient manner assuming that an investor transaction does not immediately materialize in the Chapter 11 case," said Mark Charles Paben of Preston Gates & Ellis LLP (701 Fifth Avenue, Suite 5000, Seattle, WA 98104), bankruptcy counsel for the Company. Paben was also lead bankruptcy counsel to the Company in its previous Chapter 11 case filed in 1994. Information about the Company's filing may be obtained by calling its bankruptcy counsel at 206-467-8429.

         The Company was founded in 1941. Founder Jay Jacobs resigned as Chairman of the Board in June 1997 and as a board member in November 1997. By the late 1980s, the Company operated approximately 300 stores nationwide. In the early 1990s, however, it suffered from increased competition and expansion costs, leading to bankruptcy in May 1994. After closing numerous stores and shifting focus, the Company emerged from Chapter 11 after confirmation of its plan of reorganization the following year. In October 1995, the Company operated 153 stores. Since confirmation, however, the Company faced generally declining sales, net store closures, and a shortage of capital. In December 1997, the Bankruptcy Court approved a recapitalization as a modification to the 1995 reorganization plan, but liquidity problems escalated from October 1998 forward.

         Concerted efforts to develop viable alternatives for the Company continued up to the time of the bankruptcy filing. "If there are any opportunities to restructure the Company even after the filing, we will pursue them," Lawrence said.

         ALL FORWARD LOOKING STATEMENTS MADE BY THE COMPANY INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON FACTORS BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THE COMPANY'S FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY DOES NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED THEREIN WILL NOT BE REALIZED.